Exhibit 99.1

For immediate release

February 28, 2017

AtriCure Reports Fourth Quarter and Full Year 2016 Financial Results

•	2016 revenue of $155.1 million – up 19.5%
•	2016 U.S. sales of $122.4 million – up 19.7%
•	2016 International sales of $32.7 million – up 18.8%

MASON, Ohio, February 28, 2017 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced fourth quarter and full year 2016 financial results.

“As we reflect back on 2016, we are pleased to have grown revenue 20% for the year while exceeding our bottom line expectations and making meaningful progress in continuing our transformation into the minimally invasive Afib market, a large underpenetrated and underserved market. Throughout the year, we hit several strategic milestones and begin 2017 poised to broaden our minimally invasive presence through enrollment in the CONVERGE clinical trial and the expansion of our AtriClip franchise,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are also encouraged by the recently updated STS guidelines which include a Class 1 recommendation for surgical ablation of Afib. We believe the updated guidelines will further support long term adoption of the surgical treatment Afib worldwide. In the year ahead, we plan to drive toward consistent revenue growth while exercising operating expense control to achieve our goal of EBITDA profitability in 2018.”

2016 Financial Results

Revenue for 2016 was $155.1 million, an increase of $25.4 million or 19.5% (19.6% on a constant currency basis), compared to 2015 revenue. U.S. revenue increased 19.7% to $122.4 million, led by strong sales of ablation-related minimally invasive products and AtriClip® products. International revenue was $32.7 million, an increase of $5.2 million or 18.8% (18.9% on a constant currency basis). International revenue growth was driven primarily by increases in product sales in Asia, Germany, Italy and France.

Gross profit for 2016 was $111.1 million compared to $92.9 million for 2015. Gross margin for both 2016 and 2015 was 71.6%.

Loss from operations for 2016 was $31.1 million, compared to $26.7 million for 2015. Adjusted EBITDA, a non-GAAP measure, was a loss of $9.2 million for 2016, compared to a $11.4 million loss for 2015 (see reconciliation of GAAP results to non-GAAP results in the table accompanying this release). Net loss per share was $1.05 for 2016 and $0.97 for 2015.

Fourth Quarter 2016 Financial Results

Revenue for the fourth quarter of 2016 was $41.2 million, an increase of $5.3 million or 14.8% (15.0% on a constant currency basis), compared to fourth quarter 2015 revenue. U.S. revenue increased 13.1% to $32.7 million, driven by strong sales of ablation-related minimally invasive products and AtriClip® products. International revenue was $8.5 million, an increase of $1.5 million or 21.6% (22.7% on a constant currency basis). International revenue growth was driven primarily by increases in sales in Asia, Germany, the Benelux region and France.

Gross profit for the fourth quarter of 2016 was $28.9 million compared to $25.5 million for the fourth quarter of 2015. Gross margin for the fourth quarter of 2016 decreased to 70.2% compared to 71.2% in the fourth quarter of 2015.

Operating expenses for the fourth quarter of 2016 increased 1.2%, or $0.4 million, compared to the fourth quarter of 2015. The increase in operating expenses was driven primarily by an increase in selling, clinical, marketing, and training expenses.

Loss from operations for the fourth quarter of 2016 was $7.7 million, compared to $10.6 million for the fourth quarter of 2015.  Net loss per share was $0.27 for the fourth quarter of 2016 and $0.36 for the fourth quarter of 2015. Adjusted EBITDA, a non-GAAP measure, was a loss of $1.4 million for the fourth quarter of 2016, compared to a $6.1 million loss for the fourth quarter of 2015.

2017 Financial Guidance

Management projects 2017 revenue growth of approximately 13% to 15% over full year 2016 at current exchange rates.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $4 to $6 million for 2017. Net loss per share is expected to be in the range of $0.94 to $1.04. The Company continues to expect positive adjusted EBITDA for full year 2018.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, February 28, 2017 to discuss its fourth quarter and full year 2016 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 45358078. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. is a medical device company that provides innovative solutions designed to decrease the global Afib epidemic. AtriCure’s Isolator® Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip® Left Atrial Appendage Management (LAAM) exclusion device is the most widely sold device worldwide that is indicated for the occlusion of the left atrial appendage. AtriCure believes electrophysiologists and cardiothoracic surgeons are adopting its technologies for the treatment of Afib and reduction of Afib related complications. Afib affects more than 33 million people worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Domestic Revenue:
Open-heart ablation	$14,595	$14,498	$58,050	$53,541
Minimally invasive ablation	8,937	7,149	31,169	21,564
AtriClip	8,404	6,661	30,321	24,377
Total ablation and AtriClip	31,936	28,308	119,540	99,482
Valve tools	730	572	2,845	2,730
Total domestic	32,666	28,880	122,385	102,212
International Revenue:
Open-heart ablation	5,127	3,891	20,189	16,287
Minimally invasive ablation	2,182	2,193	8,065	7,964
AtriClip	1,103	810	3,986	2,868
Total ablation and AtriClip	8,412	6,894	32,240	27,119
Valve tools	79	89	484	424
Total international	8,491	6,983	32,724	27,543
Total revenue	41,157	35,863	155,109	129,755
Cost of revenue	12,260	10,318	44,008	36,880
Gross profit	28,897	25,545	111,101	92,875
Operating expenses:
Research and development expenses	9,866	7,767	35,824	25,742
Selling, general and administrative expenses	26,726	28,408	106,415	93,853
Total operating expenses	36,592	36,175	142,239	119,595
Loss from operations	(7,695)	(10,630)	(31,138)	(26,720)
Other expense, net	(914)	(268)	(2,160)	(456)
Loss before income tax expense	(8,609)	(10,898)	(33,298)	(27,176)
Income tax expense	16	16	40	36
Net loss	$(8,625)	$(10,914)	$(33,338)	$(27,212)
Basic and diluted net loss per share	$(0.27)	$(0.36)	$(1.05)	$(0.97)
Weighted average shares used in computing net loss per share:
Basic and diluted	31,794	30,634	31,609	28,058

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$44,009	$34,578
Accounts receivable, net	21,094	19,409
Inventories	17,660	17,659
Other current assets	2,954	3,106
Total current assets	85,717	74,752
Property and equipment, net	29,995	31,279
Long-term investments	3,000	7,706
Goodwill and intangible assets, net	157,388	159,032
Other noncurrent assets	321	323
Total assets	$276,421	$273,092
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$27,140	$31,138
Other current liabilities and current maturities of capital leases and long-term debt	1,688	450
Total current liabilities	28,828	31,588
Capital leases	13,319	13,710
Long-term debt	23,886	—
Other noncurrent liabilities	41,946	41,109
Total liabilities	107,979	86,407
Stockholders' equity:
Common stock	33	32
Additional paid-in capital	367,851	352,900
Accumulated other comprehensive loss	(468)	(611)
Accumulated deficit	(198,974)	(165,636)
Total stockholders' equity	168,442	186,685
Total liabilities and stockholders' equity	$276,421	$273,092

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(33,338)	$(27,212)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	11,697	8,997
Depreciation and amortization of intangible assets	9,299	6,278
Amortization of deferred financing costs	218	61
Loss on disposal of equipment and impairment of assets	433	276
Realized loss from foreign exchange on intercompany transactions	407	434
Amortization/accretion on investments	126	577
Change in allowance for doubtful accounts	149	144
Change in fair value of contingent consideration	969	—
Changes in operating assets and liabilities
Accounts receivable	(1,982)	(900)
Inventories	(79)	(2,950)
Other current assets	122	(928)
Accounts payable and accrued liabilities	(2,987)	7,083
Other non-current assets and liabilities	(153)	298
Net cash used in operating activities	(15,119)	(7,842)
Cash flows from investing activities:
Purchases of available-for-sale securities	(28,592)	(19,525)
Sales and maturities of available-for-sale securities	24,202	40,602
Purchases of property and equipment	(7,692)	(13,445)
Proceeds from sale of property and equipment	3	—
Increases in property under build-to-suit obligation	—	(10,552)
Cash paid for nContact business combination	—	(7,581)
Net cash used in investing activities	(12,079)	(10,501)
Cash flows from financing activities:
Proceeds from debt borrowings	25,000	—
Payments on capital leases	(439)	(263)
Proceeds from build-to-suit obligation	—	10,552
Proceeds from economic incentive loan	—	340
Payment of debt fees	(120)	(62)
Proceeds from stock option exercises	3,337	2,703
Shares repurchased for payment of taxes on stock awards	(1,701)	(782)
Proceeds from issuance of common stock under employee stock purchase plan	1,618	1,539
Payment of stock issuance fees	—	(66)
Net cash provided by financing activities	27,695	13,961
Effect of exchange rate changes on cash and cash equivalents	(53)	(238)
Net increase (decrease) in cash and cash equivalents	444	(4,620)
Cash and cash equivalents - beginning of period	23,764	28,384
Cash and cash equivalents - end of period	$24,208	$23,764

Supplemental cash flow information:
Cash paid for interest	$1,506	$232
Cash paid for income taxes	30	20
Noncash investing and financing activities:
Accrued purchases of property and equipment	340	1,277
Assets acquired through capital lease	152	50
Capital lease asset early termination	37	—
Stock issuance in business combinations	—	69,054
Contingent consideration in business combinations	—	40,207

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net loss, as reported	$(8,625)	$(10,914)	$(33,338)	$(27,212)
Income tax expense	16	16	40	36
Other expense, net (a)	914	268	2,160	456
Depreciation and amortization expense	2,441	2,066	9,299	6,278
Share-based compensation expense	2,901	2,464	11,697	8,997
Change in fair value of contingent consideration	969	—	969	—
Non-GAAP adjusted loss (adjusted EBITDA)	$(1,384)	$(6,100)	$(9,173)	$(11,445)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
(a) Other includes:
Net interest expense	$474	$193	$1,574	$102
Grant income	—	—	—	(35)
Loss due to exchange rate fluctuation	440	82	586	339
Non-employee stock option expense	—	—	—	57
Other	—	(7)	—	(7)
Other expense, net	$914	$268	$2,160	$456

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